Exhibit 16.1

July 24, 2015

Board of Directors  c/o Mr. Matthew J. Neher
President and Chief Executive Officer  Greentech Mining International, Inc.
1840 Gateway Drive, Suite 200
Foster City, CA 94404

Effective July 24, 2015, we will cease our services as your accountants. We have reached this decision reluctantly and after substantial deliberation.

We do not have any disagreement with management or the Company as of December 31, 2015.

/s/ Anton & Chia, LLP
Gregory A. Wahl, CPA
Managing Partner

cc: Office of the Chief Accountant
Mail Stop 6561
Securities and Exchange Commission 100 F Street, N.E.
Washington, D.C. 20549